Exhibit 10.31

[Execution Copy]

EMPLOYMENT AGREEMENT

(Ernest M. Freedman)

EMPLOYMENT AGREEMENT (the “Agreement”) dated September 4, 2015 (the “Effective Date”) by and between THR Property Management L.P. (the “Company”) and Ernest M. Freedman (“Executive”).

The Company desires to employ Executive, or cause Executive to be employed by Invitation Homes L.P., an affiliate of the Company (“IH”) and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall be employed by the Company as soon as reasonably possible but no later than October 26, 2015 (the “Start Date”) and ending on the third anniversary of the Effective Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, the Employment Term shall be automatically extended for an additional one-year period commencing with the third anniversary of the Effective Date and, thereafter, on each such successive anniversary of the Effective Date thereafter (each an “Extension Date”), unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended (a “Notice of Non-Renewal”).

2. Position, Duties and Authority.

(a) Position. During the Employment Term, Executive shall serve as the Company’s Chief Financial Officer and an Executive Vice President of the Company. In such positions, Executive shall report directly to the Chief Executive Officer of the Company and shall have such duties as are reasonably requested by the Chief Executive Officer and the Board of Directors of the Company (the “Board”), consistent with duties customarily performed by a Chief Financial Officer and an Executive Vice President. The positions of Chief Financial Officer and Executive Vice President shall be located at the IH’s national headquarters in Dallas, Texas.

(b) Duties and Authority. During the Employment Term, Executive devote his full business time and reasonable best efforts to the business and affairs of the Company to perform Executive’s duties and will not engage in any other business, profession or occupation for compensation or otherwise which would unreasonably conflict or unreasonably interfere with the rendition of such services either directly or indirectly; provided that nothing herein shall preclude Executive from (i) managing personal and family investments, (ii) subject to the prior approval of the Board (such approval not to be unreasonably withheld), accepting appointment to serve on any board of directors or trustees of any business corporation, or (iii) serving as an officer or director or otherwise participating in non-profit educational, welfare, social, religious and civil organizations; provided, however, that any such activities do not materially conflict or materially interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive or director of the Company in accordance with this Agreement or conflict with Section 6.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary (“Base Salary”) at an annual rate of $500,000 and payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board.

(b) Annual Bonus.

        (i) During each fiscal year of the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) with a target amount equal to 150% of then-current Base Salary, with no Annual Bonus payable if minimum performance objectives are not achieved, and the actual amount determined based on the extent to which performance objectives are achieved, in the sole discretion of the Board. Performance objectives shall consist of Company-wide performance goals and individual performance goals, to be mutually agreed to by the Board and the Executive, and shall be established by the Board and clearly communicated to Executive no later than March 31 of the calendar year to which they relate. Notwithstanding the foregoing, Executive’s actual Annual Bonus paid in respect of the 2015 fiscal year shall be no less than $400,000, paid in 2016 at such time annual performance bonuses are paid to other senior executives of the Company but in no event later than March 31, 2016 (and regardless of whether any such bonuses are paid to such other senior executives).

        (ii) Without limiting the applicability of any provision of Section 5 hereof, no Annual Bonus shall be payable in respect of any fiscal year in which Executive’s employment is terminated, unless otherwise determined by the Board in its sole discretion.

(c) Equity Arrangements.

        (i) Initial Equity Grants. Subject to, and contingent upon the occurrence of the Start Date, the Company will cause the Promote Entities (as defined below) to issue equity incentive awards (the “Initial Equity Grants”) to Executive in each of the promote pools that comprise the Company’s equity incentive program as of the Start Date (the “Existing Promote Entities” and, together with any subsequent promote pools, collectively, the “Incentive Plan”). The Initial Equity Grants, taken together with Executive’s subsequent grants under the Incentive Plan (collectively, the “Equity Grants”), shall have a target aggregate exit value equal to approximately $5,000,000, provided, that the Initial

Equity Grants shall include grants of Class B Units in each of the following Promote Entities:

Promote Entity	Class B Units
Invitation Homes L.P.	70.0
Invitation Homes 2-A L.P.	100.0
Preeminent Parent L.P.	100.0
Invitation Homes 3 L.P.	100.0
Invitation Homes 4 L.P.	100.0

        (ii) Additional Equity Grants. The Company will cause each of Invitation Homes 5 L.P. and Invitation Homes 6 L.P. to issue 750.0 Class B Units to Executive at such time as other grants of Class B Units of any such Promote Entity are issued to other senior executives of the Company.

        (iii) The Initial Equity Grant and any other equity grants under the Incentive Plan shall be on terms substantially similar to other senior executives of the Company and pursuant to the definitive documentation provided to Executive in connection with entering into this Agreement (the “Equity Grant Agreements”). The “Promote Entities” shall mean the direct or indirect owners of real estate assets managed or serviced by the Company and its affiliates.

4. Benefits.

(a) Employee Benefits. During the Employment Term, after sixty (60) days of employment, Executive shall be entitled to participate in the Company’s and IH’s employee benefit plans (other than annual bonus and incentive plans and severance plans, the benefits for which will be determined instead in accordance with this Agreement) as in effect from time to time, including medical benefits (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

(b) Relocation. The Company shall reimburse reasonable costs of relocation of Executive (and his family) to the Dallas, Texas metropolitan area in accordance with IH’s Relocation Assistance Policy, including (i) reimbursement of reasonable and customary closing costs associated with the sale of your current primary residence, including real estate commissions in an amount equal to up to 6% of sale price, and (ii) reimbursement of reasonable and customary purchase costs with respect to Executive’s primary residence in the Dallas, Texas metropolitan area, up to an amount equal to 3% of the purchase price.

(c) Other Benefits. Executive will accrue Paid Time Off (PTO) in accordance with the policy set forth in the Company’s Associate Handbook, at a rate which is currently 200 hours per year. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred).

5. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason, provided that Executive and the Company will be required to give each other at least 60 days’ advance written notice of any termination or resignation of Executive’s employment (other than as a result of a termination for Cause or Constructive Termination), and provided, further, that the Company may provide 60 days of Base Salary in lieu of such notice. Notwithstanding any other provision of this Agreement and except as provided by applicable law, the provisions of this Section 5 and the Equity Grant Agreements shall exclusively govern Executive’s rights to payments upon termination of employment with the Company and its affiliates.

(a) By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.

        (i) The Employment Term and Executive’s employment hereunder (x) may be terminated by the Company for Cause (as defined below) and (y) shall terminate automatically upon the effective date of Executive’s resignation other than as a result of a Constructive Termination (as defined in Section 5(c)(ii)).

        (ii) For purposes of this Agreement, “Cause” shall mean (1) Executive’s continued and willful non-performance of Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), which failure is not cured for a period of 10 days following written notice by the Company to Executive describing such failure in reasonable detail, (2) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder, (3) Executive’s theft or embezzlement of Company property (unless such theft or embezzlement is de minimis in value), (4) Executive’s indictment for any felony under the laws of the United States or any state thereof (other than a vehicular related felony), (5) Executive’s breach of Section 6, or (6) Executive’s material or willful breach of Section 7 of this Agreement (such breach, a “Material Confidentiality Breach”).

        (iii) If Executive’s employment is terminated by the Company for Cause or by Executive other than as a result of a Constructive Termination, Executive shall be entitled to receive “Accrued Rights” (collectively, the benefits set forth in subparagraphs (A) through (D)):

(A) no later than ten (10) days following the date of termination, the then accrued Base Salary through the date of termination;

(B) any Annual Bonus (if applicable) earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement);

(C) reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment;

(D) such Employee Benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company, payable in accordance with the terms and conditions of such employee benefit plans; and

(E) If such termination of employment is by Executive other than as a result of a Constructive Termination and such termination occurs both after a Dissolution and after the first anniversary of the Start Date, Executive will be entitled to receive a cash severance payment (the “Severance Payment”), subject to Executive’s continued compliance with Section 6 hereof during the Restricted Period and Executive’s continued material compliance with Section 7 hereof during the Restricted Period, on the 60th day following the date of termination in an amount determined as follows:

(1)	If the Equity Grant Value (as defined below) is less than the Minimum Equity Grant Value, then the Severance Payment shall be equal to the amount by which the Minimum Equity Grant Value exceeds the Equity Grant Value, and the Company or one of its affiliates or a designee also shall (unless otherwise agreed by the Company and Executive) purchase, and Executive agrees to sell or cause to be sold, such vested Equity Grants at the Equity Grant Value (less all proceeds previously received in respect of all Equity Grants), with such purchase to occur on a date selected by the Company but no later than six months and one day after the date of termination governed by this Section 5(c), or such later date as is required to comply with any accounting principles such that the equity grants shall not be treated as a “liability award”.

(2)	If the Equity Grant Value is equal to or greater than the Minimum Equity Grant Value, then the Company shall cause the issuers of the Equity Grants to make an advance against future proceeds payable in respect of the Equity Grants out of available profits within 60 days of the termination date equal to the Minimum Equity Grant Value, less all proceeds previously received in respect of all Equity Grants (and Executive shall retain the vested Equity Grants, subject to the terms thereof).

(3)	For purposes of determining the Severance Payment, the “Equity Grant Value” is equal to the sum of (x) the fair value as of the date of termination (as reasonably determined by the Board) of the vested portion of the Equity Grants (giving effect to any accelerated vesting in connection with the termination or otherwise) and (y) all proceeds previously received in respect of the Equity Grants; and “Minimum Equity Grant Value” is equal to $3,500,000

Following such termination of Executive’s employment by the Company for Cause or by Executive other than as a result of a Constructive Termination, except as set forth in this Section 5(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

        (i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for an aggregate of twelve (12) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

        (ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) The Accrued Rights;

(B) If such termination for either Disability or death occurs after the first anniversary of the Start Date, Severance Payment, in accordance with (and subject to all provisions of) Section 5(a)(iii)(E), except that in the event of death or disability a dissolution is not necessary to invoke Section 5(a)(iii)(E); and

(C) Within 60 days of the applicable termination date, a pro rata portion (based on the number of days Executive is employed during the year of termination) of the greater of (x) Executive’s target bonus for the year of termination and (y) Executive’s Annual Bonus for the year immediately preceding the year of termination.

        (iii) Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 5(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause or Resignation by Executive as a Result of Constructive Termination.

        (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive as a result of a Constructive Termination.

        (ii) For purposes of this Agreement, a “Constructive Termination” shall mean any of the foregoing events: (A) a material reduction in Executive’s Base Salary or target bonus opportunity (as a percentage of Base Salary), except as provided by Section 3 above; (B) the failure of the Company to pay or provide or cause to be paid or provided Executive’s Base Salary or Annual Bonus when due; (C) delivery by the Company to Executive of a Notice of Non-Renewal; (D) a material and sustained diminution in Executive’s authority and duties; and/or (E) a relocation of Executive’s principal place of employment by more than 50 miles; provided that any event described in this Section 5(c)(ii) shall not constitute a Constructive Termination unless the Company fails to cure such event within 10 days after receipt from Executive of written notice of the event which otherwise would constitute Constructive Termination; and provided, further, that “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s actual knowledge thereof, unless Executive has given the Board written notice thereof prior to such date.

        (iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability, or in connection with a Dissolution (as defined below)) or Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) The Accrued Rights;

(B) If Executive elects continuation of his medical and dental coverage under COBRA, Executive’s coverage and participation under the Company’s and/or IH’s medical and dental benefit plans in which he was participating immediately prior to termination of employment pursuant to this 5(c)(iii)(B) (“Medical and Dental Benefits”) shall continue at the same cost to him as the cost for the Medical and Dental Benefits immediately prior to such termination until the earlier of (i) the expiration of the maximum period for such coverage allowable under COBRA (but no longer than 12 months) or (ii) the date on which Executive receives medical and/or dental coverage from a third party (it being understood that such continuation of coverage may be made by paying Executive a series of monthly payments sufficient, on a grossed up basis, after payment of federal, state and local income taxes, to pay his applicable monthly COBRA premium) (the “Medical Continuation Benefit”). Executive may choose to continue his Medical and Dental Benefits under COBRA at his own expense for the balance, if any, of the period required by law;

(C) An amount equal to the sum of (x) one times the Base Salary, plus (y) Executive’ Annual Bonus for the year immediately preceding the year of termination or, if Executive has not received an Annual Bonus in respect of a full fiscal year, an amount equal to Executive’s target Annual Bonus amount;

(D) If such termination by the Company without Cause or by Executive as a result of a Constructive Termination occurs after the first anniversary of the Start Date, the Severance Payment, in accordance with (and subject to all provisions of) Section 5(a)(iii)(E), except that in the event of a termination by the Company without Cause or by Executive as a result of a Constructive Termination a dissolution is not necessary to invoke Section 5(a)(iii)(E); and

        (iv) Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability, or in connection with a Dissolution) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 5(c) and the Equity Grant Agreements, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) By the Company without Cause in Connection with a Dissolution.

        (i) For purposes of this Agreement, a “Dissolution” means a sale of all or substantially all of the assets of, or a liquidation of, the Company, the Promote Entities, and their respective affiliates, or an event or series of events, in each case following which The Blackstone Group L.P. and its affiliates cease to hold any equity interest the Company, the Promote Entities, or any of their affiliates.

        (ii) If Executive’s employment is terminated by the Company without Cause in connection with a Dissolution (other than by reason of death or Disability), Executive shall be entitled to receive:

(A) The Accrued Rights;

(B) The Medical Continuation Benefit;

(C) An amount equal to the sum of (x) one times the Base Salary, plus (y) Executive’s Annual Bonus for the year immediately preceding the year of termination or, if Executive has not received an Annual Bonus in respect of a full fiscal year, an amount equal to Executive’s target Annual Bonus amount;

(D) The Severance Payment in accordance with (and subject to all provisions of) Section 5(a)(iii)(E), except that the restriction related to first anniversary date shall not apply; and

(E) The Company shall reimburse reasonable costs of relocation of Executive (and his family) to a location in the United States of Executive’s choosing (the “Relocation Destination”), in such amounts and subject to the terms set forth in Exhibit A to this Agreement. All such relocation payments and benefits will be fully grossed-up for any applicable income and employment taxes with respect to any reportable income.

        (iii) Following Executive’s termination of employment by the Company without Cause in connection with a Dissolution (other than by reason of Executive’s death or Disability), except as set forth in this Section 5(d) and the Equity Grant Agreements, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Release. Amounts payable to Executive under Section 5(a)(iii)(E), Sections 5(b)(ii)(B) and (C), Sections 5(c)(iii)(B), (C), and (D); or Section 5(d)(ii)(B), (C), (D), and (E) above (collectively, the “Conditional Benefits”) are subject to execution and non-revocation of a release of claims by Executive (or, if applicable, Executive’s estate), substantially in the form attached hereto as Exhibit B, within the applicable time limits set forth in the release.

(f) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing and without limiting the applicability of Sections 5(c)(ii)(C) and 5(c)(iii) hereof, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term following the delivery of a Notice of Non-Renewal shall be deemed an employment at-will on terms to be negotiated by the Parties, if any, and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that, the provisions of Sections 6 and 7 of this Agreement shall survive any termination of this Agreement resulting from a Notice of Non-Renewal or Executive’s termination of employment that occurs after the expiration of the Employment Term. For the avoidance of doubt, no payment shall be required to cause Section 6 to survive a termination of employment during the Employment Term.

(g) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) hereunder shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8(j) hereof, indicating the specific termination provision in this Agreement relied upon.

(h) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from any board of directors (and any committees thereof) of any of the Company and its affiliates.

(i) Forfeiture. Upon written notice by the Company to Executive that Executive has committed any breach of Section 6 hereof or a Material Confidentiality Breach during the Restricted Period following Executive’s termination of employment, Executive shall repay to the Company an amount equal to the after-tax proceeds of any Conditional Benefits (the “Severance Clawback Amount”). Any determination under this Section 5 of whether Executive is in compliance with Section 6 hereof or committed a Material Confidentiality Breach shall be determined without regard to whether Section 6 or 7, as applicable, is enforceable under applicable law.

6. Non-Competition.

(a) Competitive Activity. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, the Promote Entities, and their respective subsidiaries, and accordingly agrees as follows:

        (i) During the Employment Term and for a period equal to 12 months following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment.

        (ii) During the Restricted Period, Executive will not, directly or indirectly:

(A) engage in the Business in any geographical area where the Restricted Group engages in the Business (or has established, during the Employment Term, plans engage in the Business during the Restricted Period);

(B) enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate to the Business; or

(C) acquire a 10% or greater financial interest in a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

        (iii) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6 shall not restrict the ownership of any number of single-family homes for personal use by Executive or up to five additional single-family homes as personal investments.

        (iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group (other than Executive’s personal assistant/secretary) to leave the employment of the Restricted Group; or

(B) hire any such employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group within three months prior to the termination of Executive’s employment with the Company (other than Executive’s personal assistant/secretary).

        (v) For purposes of this Agreement:

(A) “Restricted Group” shall mean, collectively, the Company, the Promote Entities, and their respective subsidiaries.

(B) “Business” shall mean the business of acquiring controlling investments in, owning, developing, leasing, operating or managing one to four unit residential real properties, including single-family homes in planned unit developments and individual single family townhomes and individual residential condominium units in a low-rise or high-rise condominium project, where such properties are located in the United States.

(C) “Competitor” shall mean any Person engaged in the Business in direct competition with a member of the Restricted Group, but excluding any Person for which less than 10% of its revenue during its most recent fiscal year is derived from activities similar to the Business.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d) Subject to Section 5(h), the provisions of Section 6 hereof shall survive the termination of Executive’s employment for any reason.

7. Confidentiality; Intellectual Property.

(a) Confidentiality.

        (i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its affiliates (other than its professional advisers who are bound by confidentiality obligations, lenders and partners or otherwise in performance of Executive’s duties hereunder), any proprietary and non-public/confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company, any Promote Entity, or any of their respective subsidiaries or affiliates (“Confidential Information”) without the prior written authorization of the Board; provided, however, that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by Executive, and Executive’s consideration of such information in connection with his pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Agreement shall be deemed not to constitute a breach of Section 7(a)(i)(x) or Section 7(a)(iv)(x) hereof in any manner whatsoever, unless such Executive’s use of such Confidential Information has an objective and detrimental impact on the business of the Company and its subsidiaries.

        (ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge (it being understood that any information made available by an employee, officer or director of the Company and its affiliates shall not be protected by this exclusion); or (C) required by law to be disclosed; provided that with respect to subsection (C) Executive shall give prompt written notice to the Company of such requirement and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

        (iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, minor children, parents and spouse’s parents) and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 6 and 7 of this Agreement; provided they agree to maintain the confidentiality of such terms. This Section 7(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

        (iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) except as otherwise provided herein, cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option and expense, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain documents (1) related to the terms of Executive’s employment, (2) related to Executive’s Equity Grants, (3) related to amounts due to Executive pursuant to any agreement between Executive and the Company or any of its subsidiaries or affiliates, (4) that Executive reasonably believes (after consultation with counsel) to be required by law, court order or regulatory authority or as needed by Executive’s legal, tax or other professional advisors for so long as Executive reasonably believes retention of documents may serve any such purpose or (5) if such documents only contain information that is available to the general public.; and (z) notify and reasonably cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b) Intellectual Property.

        (i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company’s resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

        (ii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

        (iii) The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 7(a)(iii) hereof).

(c) Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 6 or 7 of this Agreement may be inadequate and the Company may suffer irreparable damages as a result of such breach. In recognition of this fact, Executive agrees that, in the event of an actual breach of Section 6 or an actual Material Confidentiality Breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by Section 5(c)(iii) this Agreement (excluding the Accrued Rights) and seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

8. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. The parties acknowledge that the Company’s business activities take place in multiple jurisdictions and that the parties hereby selected the laws of the State of New York in light of such multijurisdictional presence.

(b) Indemnification. Executive shall be indemnified to the fullest extent permitted by law by the Company against any losses, claims, damages, liabilities, and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) incurred by or imposed upon Executive by reason of or in connection with any action taken or omitted by Executive arising out of Executive’s employment, including in connection with any action, suit or proceeding before any judicial, administrative or legislative body or agency to which Executive may be made a party or otherwise involved or with which it shall be threatened. The right to indemnification granted by this section shall be in addition to any rights to which Executive may otherwise be entitled. The Company shall advance or pay the expenses incurred by Executive in defending or investigating a civil or criminal action, suit or proceeding to the fullest extent permitted by law.

(c) Entire Agreement/Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) and the Equity Grant Agreements contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or therein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company, but only if such person agrees, in writing, to be bound to the terms hereof to the same extent as the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(g) Set Off; No Mitigation. The Company’s obligation to pay or provide Executive payments and benefits in accordance with Sections 3, 4, and 5 hereof shall be subject to set-off, or recoupment of amounts owed by Executive to the Company, its subsidiaries or its direct parent entities. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer, self-employment or other endeavor.

(h) Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following his termination of employment shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Executive) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of Executive’s death), and (ii) if any other payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. Furthermore, the Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(i) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(j) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

THR Property Management L.P.

c/o Invitation Homes L.P.

901 Main Street, Suite #4700

Dallas, TX 75202

Attention: Chairman of the Board and General Counsel

with a copy to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: William Stein

and:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue,

New York, New York 10017

Attention: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(k) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other written or oral agreement(s) or policies to which Executive is a party or otherwise bound, or that may restrict or adversely impact Executive’s ability to enter into this Agreement and/or perform Executive’s duties hereunder. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and the Equity Grant Agreements, and that any breach of the foregoing representations shall constitute dishonesty in the performance of Executive’s duties hereunder.

(l) Prior Agreements. This Agreement (including, without limitation, the schedules and exhibits attached hereto and thereto), supersedes all prior agreements, term sheets, and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (collectively, the “Prior Agreements”).

(m) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any pending claim, litigation, regulatory or administrative proceeding involving the Company (or any appeal from any action or proceeding) arising out of or related to the period when Executive was employed by the Company. In the event that Executive’s cooperation is requested after the termination of his employment, the Company shall (i) use its reasonable efforts to minimize interruptions to his personal and professional schedule and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by him in connection with such cooperation upon reasonable substantiation of such expenses.

(n) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(o) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Ernest M. Freedman
Ernest M. Freedman

THR PROPERTY MANAGEMENT L.P. By: THR Property Holdco GP LLC, its general partner

By:	/s/ William J. Stein
Name:	William J. Stein
Its:	Senior Managing Director

Exhibit A

Relocation Assistance

1.	Executive will be responsible for submitting an itemized listing, together with receipts and/or documentation for all eligible relocation expenses incurred to the Human Resources Department of the Company.

2.	Expenses which are eligible for reimbursement are as follows:

•	The Company will reimburse house hunting expenses for both Executive and spouse or significant other, for a maximum of three trips to the Relocation Destination for an aggregate of six days, including reasonable and customary meals, lodging, travel expenses, mileage and tolls.

•	Temporary lodging expenses in the Relocation Destination for up to 90 days, and a maximum of (4) four return visits to the Dallas metropolitan area during that time.

•	The Company will reimburse the cost of moving the Executive’s household goods from the former primary residence to Executive’s new primary residence. This program covers the full range of services that are typically offered by the major van lines (e.g., pack/unpack, load, and drive services).

•	The Company will cover mileage and tolls incurred in driving (2) two cars to the Relocation Destination or shipment of (2) two cars if the Relocation Destination is more than 100 miles from Dallas, Texas.

•	Executive will be eligible to receive a Relocation Allowance equal to (3) three week’s salary (gross) to help cover miscellaneous expenditures of a general nature (i.e.—babysitting, electrical hook-up, telephone /computer connection, etc.)

•	The Company will reimburse reasonable and customary closing costs incurred in the purchase of Executive’s new primary residence in the Relocation Destination, as follows:

•	Acquisition of Primary Residence in Relocation Destination: reasonable and customary purchase costs, up to a maximum of 3% of the purchase price, will be reimbursable.

•	Customary purchase costs include:

•	Loan origination fee and/or discount points

•	An appraisal, credit report, and survey when required

•	Recording of mortgage and deed

•	Title insurance or title guarantee

•	Attorney’s fees or title and tax search

•	Inspection and/or assumption fees where applicable

•	Other terms related to the purchase of Executive’s primary residences: the home purchased must be Executive’s principal place of residence and be a single family dwelling, and under no circumstances will the Company reimburse Executive for any loss of value or equity.

3.	Only eligible expenses which are incurred within one year of the Termination Date shall be eligible for reimbursement. Reimbursements will be grossed up for Federal, state, and FICA tax withholding liability.

2

Exhibit B

Release And Waiver Of Claims

This Release and Waiver of Claims (“Release”) is entered into as of this [ • ] day of                     , 20[-], Ernest M. Freedman (the “Executive”) and delivered to Invitation Homes L.P. (the “Company”).

The Executive agrees as follows:

1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the [ • ] day of             , 20[-] (the “Termination Date”) pursuant to Section [5(b)][5(c)] of the Employment Agreement between the Company and Executive dated October 11, 2012 (“Employment Agreement”).

2. In consideration of the payments, rights and benefits provided for in any of Section 5(a)(iii)(E); Sections 5(b)(ii)(B) and (C); Sections 5(c)(iii)(B) and (C); or Section 5(d)(ii)(B), (C), (D), and (E) of the Employment Agreement (“Separation Terms”), the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans.

3. The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to the Chairman of the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

4. Notwithstanding anything herein to the contrary, this Release does not release the Company Released Parties from (i) any rights or claims that arise after the date of execution by Executive of this Release; (ii) any rights that cannot be waived as a matter of law; (iii) the Executive’s right to enforce Section 5 of the Employment Agreement, including the right to receive the Accrued Rights; (iv) the Executive’s right to enforce the terms of the Equity Grant Agreements (as defined in the Employment Agreement); (v) any rights of the Executive as a member, partner or other equity holder of the Company or its successors and assigns; or (vi) any rights to indemnification the Executive may have under any indemnity agreement, applicable law, the by-laws, certificate of incorporation, limited partnership agreement, limited liability agreement or other constituent document of the Company or any of its affiliates, or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

5. The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

6. This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7. The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.

8. The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement.

9. This Release shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

10. This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the Executive and the Company or their respective successors and legal representatives.

11. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

12. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

EXECUTIVE

Ernest M. Freedman